Exhibit 99.2

CUMULUS MEDIA INC.

CUMULUS MEDIA Successfully Completes Financial Restructuring

ATLANTA, GA — June 4, 2018: Cumulus Media Inc. (PINK: CMIA) (the “Company,” “we,” “us,” “CUMULUS MEDIA,” or “our”) today announced that the Company has successfully completed its financial restructuring and emerged from Chapter 11 having reduced its debt by more than $1 billion. The Company plans to utilize its enhanced financial flexibility to continue its ongoing business transformation and drive value creation on behalf of all its stakeholders.

Mary Berner, President and Chief Executive Officer of CUMULUS MEDIA, said, “Over the last two years, we have been relentlessly focused on our plans to turn the Company around, and the completion of our financial restructuring process is a monumental step forward on our turnaround path. We emerge today as a stronger and more competitive Company, with the financial foundation that we need to move forward decisively with the initiatives that will produce the greatest benefits for the Company. With this financial restructuring now behind us, we are excited about what we will be able to accomplish with all of our resources and energy fully focused on our operating business.”

Ms. Berner continued, “I want to thank our exceptional team at CUMULUS MEDIA for their dedication and tremendous efforts through this process. Looking ahead, our employees will remain the true force driving our success as we continue to deliver premium content choices to the 245 million people we reach every week across our collection of stations and Westwood One. We are also grateful for the support of our vendors and affiliates during this process, and we look forward to working together well into the future.”

Pursuant to the restructuring, the Company reduced its total debt balance from $2.34 billion to $1.30 billion, consisting entirely of a term loan bearing interest at LIBOR plus 450 basis points and due May 15, 2022. Also, pursuant to the terms of the financial restructuring, the Company’s previously outstanding equity was cancelled and certain former stakeholders are being issued 11,052,211 shares of the Company’s Class A common stock, 5,218,209 shares of the Company’s Class B common stock and warrants to purchase 3,729,589 shares of common stock in exchange for their prior claims. Except with regard to voting and conversion rights, shares of Class A common stock and Class B common stock are identical in all respects. Generally, the holders of shares of Class B common stock are not entitled to vote on any matters, although such shares are convertible into shares of Class A common stock, subject to FCC rules and regulations and the Company’s governance documents. We have applied to have our Class A common stock listed on The NASDAQ Stock Market under the symbol CMLS and, until such time, expect that such shares will be quoted on the OTC Pink Sheets under the symbol CMIA.

Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel; PJT Partners, Inc. acted as financial advisor; and Alvarez & Marsal served as restructuring advisor to CUMULUS MEDIA.

About CUMULUS MEDIA

A leader in the radio broadcasting industry, CUMULUS MEDIA (PINK: CMIA) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 441 owned-and-operated stations broadcasting in 90 U.S. media markets (including eight of the top 10), approximately 8,000 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus Radio Station Group and Westwood One platforms make CUMULUS MEDIA one of the few media companies that can provide advertisers with national reach and local impact. The Cumulus Radio Station Group and Westwood One are the exclusive radio broadcast partners to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, and more. Additionally, it is the nation’s leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulusmedia.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations, primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to our recently completed financial restructuring and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter the actual results of our operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Contact Information

Investor Relations

Collin Jones

Cumulus Media, Inc.

404-260-6600

Media Inquiries

Michael Freitag / Aaron Palash / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449